SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report January 5, 2007

BioCryst Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23186	62-1413174
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

2190 Parkway Lake Drive, Birmingham, Alabama 35244
 (Address of Principal Executive Office)

(205) 444-4600
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jon P. Stonehouse as Chief Executive Officer

On January 8, 2007, BioCryst Pharmaceuticals, Inc. (the “Company”) announced that Jon P. Stonehouse has accepted the offer of the Compensation Committee of the Board of Directors of the Company to serve as the Company’s Chief Executive Officer, effective as of January 5, 2007.  Mr. Stonehouse and the Company entered into an Employment Letter Agreement dated effective January 5, 2007 (the “Letter Agreement”).

The term of Mr. Stonehouse’s employment, subject to the terms and conditions of the Letter Agreement, shall commence as of January 5, 2007, and shall continue for a period of one (1) year, unless earlier terminated in accordance with the provisions of the Letter Agreement.  The term of the Letter Agreement shall be automatically extended by one additional year on each anniversary of the effective date, unless one party provides written notice of non-renewal to the other party at least 30 days prior to the date of such automatic extension.

Mr. Stonehouse will receive a salary of $400,000 per annum, which will be reviewed annually by the Board of Directors.  Mr. Stonehouse also shall be eligible to earn a cash bonus in 2007 of up to $300,000, based on the Company’s achievement of performance related goals.  The Company shall provide Mr. Stonehouse with similar annual bonus opportunities for future fiscal years during the term of the Letter Agreement, in amounts that are commensurate with the performance of the Company and Mr. Stonehouse. Mr. Stonehouse also shall be entitled to receive benefits and perquisites at least as favorable as those provided to other executive officers of the Company.

In addition, on January 5, 2007, the Company granted to Mr. Stonehouse:

•

an option to purchase 450,000 shares of the Company’s common stock, with an exercise price equal to $11.81, which option shall vest and become exercisable over a period of four years (with 25% vesting one year after Mr. Stonehouse’s start date and the remaining shares vesting on a monthly schedule of 1/48 of the total number of shares subject to the grants upon the completion of each month of service); and

•	50,000 shares of restricted stock, which shall vest in two equal installments, with the first installment vesting on January 4, 2009; and the second installment vesting on January 4, 2011.

Finally, the Company has appointed Mr. Stonehouse as a director of the company, effective January 5, 2007, and has agreed to use its best efforts to appoint Mr. Stonehouse as a member of the Board of Directors of the Company during the term of his employment.  Other than the Letter Agreement, there is no arrangement or understanding between Mr. Stonehouse and any other persons pursuant to which he was selected as a director.  There are no family relationships between Mr. Stonehouse and any director or executive officer of the Company.

Mr. Stonehouse, 46, has served as Senior Vice President of Corporate Development for Merck KGaA in Darmstadt, Germany, since July 2002. His responsibilities include Corporate Mergers & Acquisitions, Global Licensing and Business Development, Corporate Strategy and Alliance Management.  In March of 2002, Mr. Stonehouse was appointed Vice President of Global Licensing and Business Development and Integration where he was responsible for the worldwide licensing and business development activities for the Ethical Pharmaceutical Division of Merck KGaA.  Mr. Stonehouse joined EMD Pharmaceuticals, Inc. (the US Ethical Pharma division for Merck KGaA) in December 1999 as Vice President, Licensing and Business Development – Strategy & Integration and IT. Prior to joining Merck KGaA, he held a variety of roles at Astra Merck/AstraZeneca including: Customer Unit Director, Director, Marketing & Sales - IT, National Sales Manager, National Sales Director - Managed Healthcare, and Product Director – Omeprazole (the world’s most widely prescribed prescription drug).  Mr. Stonehouse started his career in the pharmaceutical industry as a Sales Representative, National Sales Trainer and District Sales Manager for Merck & Co., Inc.  Mr. Stonehouse earned his BS in Microbiology at the University of Minnesota.

At the time of this filing, Mr. Stonehouse has not been named to serve on any committee of the Board of Directors of the Company, and the information about whether Mr. Stonehouse is expected to be named to serve on any committees of the Board of Directors of the Company is not determined or is unavailable at the time of this filing.

On January 8, 2007, the Company issued a press release entitled “Jon P. Stonehouse Appointed Chief Executive Officer of BioCryst,” a copy of which is filed herewith as Exhibit 99.1.

Resignation of Charles E. Bugg., Ph.D. as Chief Executive Officer

Also on January 5, 2007, Charles E. Bugg, Ph.D. resigned as Chief Executive Officer of the Company.  Dr. Bugg’s employment will continue in accordance with the terms of his employment agreement until March 17, 2007. At that time, he will no longer be an employee but will be the non-executive Chairman of the Company.  As non-executive Chairman, Dr. Bugg will be paid an annual retainer of $24,000, prorated until the Company’s annual meeting of stockholders in May 2007 and the Company will continue to pay his health insurance coverage through October 1, 2007.  In accordance with the automatic director grant provisions of the Company’s 1991 Stock Option Plan, as amended (the “Plan”), Dr. Bugg will receive an option for 3,333 shares of the Company’s common stock, with an exercise price equal to the closing price on March 17, 2007, which represents the prorated portion of options from commencement of service to the 2007 annual stock holders’ meeting.  The option will vest over the period from the date of grant to the scheduled date of the next Annual Stockholders Meeting pursuant to the terms of the Plan.

Item 9.01. Financial Statements and Exhibits:

Exhibit No.	Description

99.1	Press Release dated January 8, 2007 entitled “Jon P. Stonehouse Appointed Chief Executive Officer of BioCryst.”

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 11, 2007	BioCryst Pharmaceuticals, Inc.

	By:	/s/ Michael A. Darwin

Michael A. Darwin
Chief Financial Officer and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 8, 2007 entitled “Jon P. Stonehouse Appointed Chief Executive Officer of BioCryst.”